Exhibit 2.2

EXECUTION VERSION

THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. TRANSFER OF SUCH SECURITIES IS ALSO RESTRICTED BY THE TERMS OF THIS AGREEMENT.

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of January 11, 2021, has been made and entered into by and among 5400 Merger Sub, Inc., an Iowa corporation (“Merger Sub”), and each of the shareholders of FBL Financial Group, Inc., an Iowa corporation (the “Company”), listed on Schedule I hereto (each a “Shareholder,” and collectively, the “Shareholders”). Merger Sub and the Shareholders are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company (“Parent”), Merger Sub and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into the Company with the Company as the surviving corporation (the “Surviving Corporation”) in accordance with the laws of the State of Iowa upon the terms, and subject to the conditions, of the Merger Agreement (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) and is entitled to vote and dispose of, as applicable, each share of Class A common stock of the Company, without par value, and each share of Class B common stock of the Company, without par value (collectively, the “Common Shares”) set forth on Schedule I (with respect to such Shareholder and until disposed of by such Shareholder in accordance with Section 6.03, the “Original Common Shares” and, together with any additional Common Shares of which such Shareholder becomes the “beneficial owner” (within the meaning of Rule 13d−3 promulgated under the Exchange Act), whether upon the conversion of convertible securities or otherwise, after the date hereof and during the term of this Agreement, the “Subject Common Shares”);

WHEREAS, as of the date hereof, each Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) and is entitled to vote and dispose of, as applicable, each Series B Preferred Share set forth on Schedule I (with respect to such Shareholder and until disposed of by such Shareholder in accordance with Section 6.03, the “Original Preferred Shares” and, together with (i) the Original Common Shares, the “Original Shares” and (ii) any additional Series B Preferred Shares of which such Shareholder becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) whether upon the conversion of convertible securities or otherwise, after the date hereof and during the term of this Agreement, the “Subject Preferred Shares” and, together with the Subject Common Shares, the “Subject Shares”);

WHEREAS, each of the Shareholders desires to contribute to Merger Sub such number of Subject Common Shares owned by such Shareholder in exchange for the number of shares of Merger Sub (the “Merger Sub Shares”) set forth opposite such Shareholder’s name on Schedule I;

WHEREAS, Parent desires to contribute to Merger Sub an amount equal to the aggregate Merger Consideration, and Merger Sub desires to issue to Parent a number of Merger Sub Shares equal to the aggregate number of Common Shares to be converted into Merger Consideration pursuant to Section 2.05(b) of the Merger Agreement;

WHEREAS, following the Closing, each of the Shareholders and Parent will own the number of shares of the Surviving Corporation as are set forth on Schedule II, as such schedule may be updated to reflect any changes in capitalization of the Company following the Measurement Date and prior to the effective time of the Merger;

WHEREAS, the Parties intend that the Shareholders’ contribution of Subject Common Shares to Merger Sub pursuant to this Agreement, together with the exchange of Merger Sub Shares received therefor for shares of the Surviving Corporation pursuant to the Merger, be disregarded for U.S. federal income Tax purposes (and analogous state and local income Tax purposes); and

WHEREAS, in connection with the Rollover and concurrently with the Closing, each of Parent and the Shareholders desire to enter into a shareholders agreement with respect to the Surviving Corporation in a form mutually agreed by Parent and the Iowa Farm Bureau Federation (the “Shareholders Agreement”).

NOW, THEREFORE, as a material inducement of Parent and Merger Sub to enter into the Merger Agreement and to consummate the Merger in accordance with the terms and conditions thereof, and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

Article I

DEFINED TERMS

Section 1.01      Definitions. Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Merger Agreement.

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Section 1.02      Interpretations.

(a)            As used in this Agreement, references to the following terms have the meanings indicated:

(i)           to Sections, Articles, or Schedules are to a Section or Article of, or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)          to any Contract (including this Agreement) or “organizational document,” are to the Contract or organizational document as amended, modified, supplemented or renewed from time to time;

(iii)         to any Law are to such Law as amended, modified or supplemented from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv)         to any Governmental Entity include any successor to the Governmental Entity and to any Affiliate include any successor to the Affiliate;

(v)          to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vi)         to the “date of this Agreement,” “the date hereof” and words of similar import refer to January 11, 2021; and

(vii)        to “this Agreement” includes the Schedules to this Agreement.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns shall be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)           Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d)           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)            References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

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(f)            The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g)           No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

Article II

ROLLOVER

Section 2.01      Rollover. Subject to the terms of this Agreement and the conditions set forth in Section 3.01, immediately prior to the Closing, each Shareholder hereby irrevocably agrees to contribute to Merger Sub, free and clear of all Liens (other than any Liens created or expressly permitted by Merger Sub or arising by reason of the Merger Agreement or this Agreement), the Subject Common Shares owned by such Shareholder, and to the extent applicable shall deliver to Merger Sub certificate(s) or other evidence representing the Subject Common Shares held by such Shareholder, endorsed in blank (or together with duly executed stock powers, or other evidence representing transfer of the Subject Common Shares to Merger Sub), in form and substance reasonably satisfactory to Merger Sub and any other documents and instruments as reasonably may be necessary or appropriate to vest in Merger Sub good and marketable title in and to such Subject Common Shares. In exchange for, and conditioned upon, such Shareholder’s contribution of its Subject Common Shares to Merger Sub, Merger Sub shall issue to such Shareholder, free and clear of all Liens (other than Liens created by such Shareholder or pursuant to the Shareholders Agreement), the Merger Sub Shares set forth opposite such Shareholder’s name on Schedule I. For purposes hereof, the foregoing contribution and exchange transactions are collectively referred to herein as the “Rollover.”

Section 2.02      Additional Capitalization of Merger Sub. Subject to the terms of this Agreement and the conditions set forth in Section 3.01, immediately prior to the Closing, Parent hereby irrevocably agrees to contribute to Merger Sub an amount equal to the aggregate Merger Consideration. In exchange for, and conditioned upon, Parent’s contribution to Merger Sub of an amount equal to the aggregate Merger Consideration, Merger Sub shall issue to Parent, free and clear of all Liens (other than Liens arising by reason of the Merger Agreement or this Agreement), a number of Merger Sub Shares equal to the aggregate number of Common Shares to be converted into Merger Consideration pursuant to Section 2.05(b) of the Merger Agreement. For purposes hereof, the foregoing contribution and exchange transactions are collectively referred to herein as the “Additional Capitalization.” Nothing herein shall restrict Parent or any other Shareholder from agreeing to make additional contributions of capital to Merger Sub (or the Surviving Corporation) in order to fund all or a portion of the amounts that may be payable to holders of Dissenting Shares (if any) on terms as may be agreed by such Shareholder and Merger Sub or the Surviving Corporation, as applicable.

Section 2.03      Capitalization of the Surviving Corporation. As of immediately following the Effective Time, as a result of the Merger pursuant to Section 2.05 of the Merger Agreement, the capitalization of the Surviving Corporation shall be as set forth on Schedule II; provided, that such schedule shall be updated following the Effective Time to reflect (x) any changes in the capitalization of the Company following the Measurement Date and prior to the Effective Time and (y) any changes in ownership of Common Shares by any Shareholder following the execution of this Agreement and prior to the Effective Time.

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Section 2.04      Legends, etc. All certificates (if any) representing Merger Sub Shares issued by Merger Sub to the Shareholders at the Effective Time shall be endorsed with the following legend in addition to any legend that may be required by the Shareholders Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT. THE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Article III

CONDITIONS TO FUNDING AND ROLLOVER

Section 3.01      Conditions to Funding and Rollover. Each of (x) each Shareholder’s obligation to effect the Rollover and (y) Parent’s obligation to effect the Additional Capitalization is subject to, and conditioned upon:

(a)           the execution and delivery of the Merger Agreement by the parties thereto;

(b)           the continued satisfaction in full, or waiver by Parent and Merger Sub, of all conditions in Sections 7.01 and 7.03 of the Merger Agreement upon the date the Closing is required to have occurred pursuant to Section 2.03 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing); and

(c)           the substantially contemporaneous consummation of the Closing pursuant to Section 2.03 of the Merger Agreement.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder severally hereby represents and warrants to Merger Sub as follows:

Section 4.01      Organization and Qualification. Such Shareholder is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

Section 4.02      Authorization. Such Shareholder has all requisite power and authority and has taken all action necessary in order to execute and deliver, and perform its obligations under, this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed, and assuming the due authorization, execution and delivery of this Agreement by Merger Sub, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 4.03      Consents.

(a)           Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 5.03(b) of the Merger Agreement have been made or obtained, the execution and delivery of, and performance by the Shareholders of this Agreement do not:

(i)           conflict with or violate any provision of the organizational documents of any Shareholder; or

(ii)          conflict with or violate any Law or Judgment to which any Shareholder or their respective properties is subject or bound, except for such conflicts or violations that would not, together with all such other conflicts and violations, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)           No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by such Shareholder, or the consummation of any other transaction contemplated on the part of such Shareholder under this Agreement, except (i) in connection, or in compliance, with the Securities Act and the Exchange Act and (ii) approvals, qualifications, orders, authorizations, or filings, in each case the failure to obtain which would not reasonably be expected to prevent or materially delay such Shareholder’s ability to consummate the transactions contemplated by this Agreement.

Section 4.04      Shares.

(a)           Such Shareholder (i) is the sole record and beneficial owner of the Original Shares held by such Shareholder, and has good and marketable title to such Original Shares, free and clear of any Liens and (ii) is not a party to, or bound by, any agreement, arrangement, contract, instrument or order relating to (w) the grant of pre-emptive rights to purchase or obtain any equity interests in the Company, (x) the sale, repurchase, assignment or other transfer of any capital stock or equity securities of the Company, (y) the receipt of dividends, proxy rights or voting rights of any capital stock or other equity securities of the Company or (z) rights to registration under the Securities Act or the Exchange Act, as amended, of any capital stock or equity securities of the Company, other than (i) the Restated Stockholders’ Agreement Regarding Management and Transfer of Shares of Class B Common Stock of the Company, effective February 14, 2013 and (ii) the Royalty & License Agreement, effective January 1, 2010, by and between Farm Bureau Mutual Holding Company, Parent, Western Agricultural Insurance Company and Farm Bureau Life Insurance Company, on the one hand, and IFBF, on the other hand. Upon the consummation of the contribution transactions contemplated by this Agreement and subject to the consummation of the Merger, Merger Sub will acquire such Shareholder’s Subject Common Shares free and clear of all Liens (other than any Liens created or expressly permitted by Merger Sub or arising by reason of the Merger Agreement or this Agreement).

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(b)           Such Shareholder has the sole power to vote or cause to be voted all such Original Shares and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to any of the Original Shares, other than the Restated Stockholders’ Agreement Regarding Management and Transfer of Shares of Class B Common Stock of the Company, effective February 14, 2013.

(c)           As of the date hereof, such Shareholder does not “beneficially” own any Common Shares or Series B Preferred Shares other than the Original Shares set forth opposite such Shareholder’s name on Schedule I. As of the date hereof, such Shareholder does not own or hold any right to acquire any additional Common Shares, Series B Preferred Shares or shares of any other class of share capital of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Original Shares, other than such Shareholder’s right to convert its shares of Class B common stock of the Company into shares of Class A common stock of the Company.

Section 4.05      Investment Intention; Securities Laws. Such Shareholder (a) understands and has taken cognizance of all the risk factors related to the investment in Merger Sub and the Surviving Corporation, (b) has been granted the opportunity to ask questions and receive answers concerning the terms and conditions of the investment in Merger Sub and the Surviving Corporation and to obtain any additional information which Merger Sub possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished, and (c) has relied solely upon (i) the representations set forth in this Agreement and (ii) its own independent investigations or investigations conducted by its own independent advisers in connection with the accuracy or sufficiency of such information or its investment decision. Such Shareholder acknowledges that the investment in Merger Sub and the Surviving Corporation is intended to be exempt from registration by virtue of Section 4(2) of the Securities Act. Such Shareholder has the financial ability to afford a complete loss of its investment in the Merger Sub Shares. Such Shareholder is acquiring the Merger Sub Shares solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and such Shareholder understands that such Merger Sub Shares may not be disposed of by such Shareholder in contravention of the Securities Act, or any applicable state securities laws.

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Section 4.06      Accredited Investor. Such Shareholder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Merger Sub Shares.

Section 4.07      No Registration. Such Shareholder understands that the Merger Sub Shares are being issued without registration under the Securities Act, under the securities laws of any U.S. state (the “State Acts”) or under the securities laws or laws of similar import of any other country or jurisdiction, in reliance upon exemptions provided by the Securities Act, the State Acts and such other securities laws or laws of similar import, and the regulations promulgated thereunder.

Section 4.08      Advisers. Such Shareholder has carefully considered and has, to the extent such Shareholder believes such discussion necessary, discussed with such Shareholder’s own legal, tax, accounting and financial advisers the suitability of an investment in Merger Sub and the Surviving Corporation in light of such Shareholder’s particular tax, financial and other situation, and has determined that the Merger Sub Shares being acquired by such Shareholder hereunder are a suitable investment for such Shareholder.

Article V

REPRESENTATIONS, WARRANTIES AND AGREEMENTS of MERGER SUB

Merger Sub hereby represents and warrants to each Shareholder as follows:

Section 5.01      Organization. Merger Sub is duly organized, validly existing and in good standing under Iowa Law.

Section 5.02      Authorization.

(a)           Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Merger Agreement, and to consummate the transactions contemplated hereunder and thereunder, including the Merger.

(b)           This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Shareholders, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.03      Authorization of Merger Sub Shares. The Merger Sub Shares, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all Liens, other than as applicable to the Merger Sub Shares or the holders thereof under applicable federal and state securities laws. Except for this Agreement and the Merger Agreement, there are no outstanding options, warrants or other rights of any kind (including preemptive rights) issued or granted by Merger Sub to acquire from Merger Sub any additional shares of capital stock of Merger Sub or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from Merger Sub, nor is Merger Sub committed to issue any such option, warrant, right or security. As of immediately following the Effective Time, subject to the proviso to Section 2.03, the capitalization of the Surviving Corporation shall be as set forth on Schedule II.

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Article VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.01      Agreement to Vote.

(a)            Each Shareholder agrees that at the Company Shareholders’ Meeting or at any other meeting of the shareholders of the Company called to consider approving and adopting the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company proposed by the Company with respect to thereto: (i) such Shareholder shall appear at such meeting or otherwise cause the Subject Shares that such Shareholder is entitled to vote to be counted as present thereat for the purpose of establishing a quorum, (ii) such Shareholder shall vote or cause to be voted the Subject Shares that such Shareholder is entitled to vote, and when a written consent is proposed, respond to each request by the Company for written consent and consent, in favor of approving and adopting the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and any other matters necessary or reasonably requested by Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) to the extent reasonably requested by Company, such Shareholder shall vote or cause to be voted the Subject Shares that such Shareholder is entitled to vote, and when a written consent is proposed, respond to each request by the Company for written consent and consent, any Subject Shares in favor of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iv) to the extent reasonably requested by Company, such Shareholder shall vote or cause to be voted the Subject Shares that such Shareholder is entitled to vote, and when a written consent is proposed, respond to each request by the Company for written consent and consent, any Subject Shares against any other action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company to Parent under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement. For the avoidance of doubt, each Shareholder shall retain at all times the right to vote any Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 6.01 that are at any time or from time to time presented for consideration to the shareholders of the Company.

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(b)           Each Shareholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with such Shareholder’s obligations pursuant to this Agreement.

(c)           Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholders.

(d)           Each Shareholder shall enforce and not permit to be terminated, amended, modified or waived Section 6 of that certain Restated Stockholders’ Agreement Regarding Management and Transfer of Shares of Class B Common Stock of FBL Financial Group, Inc. dated February 14, 2013 to the extent applicable to the Merger and the transactions contemplated by the Merger Agreement.

Section 6.02      Irrevocable Proxy. Each Shareholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote such Shareholder’s Subject Shares at the Company Shareholders’ Meeting or at any other meeting of the shareholders of the Company called to seek consider approving and adopting the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (or, as applicable, any adjournments or postponements thereof); provided, that this proxy and power of attorney granted by such Shareholder shall be effective if, and only if, such Shareholder has not delivered to the Company at least three (3) Business Days prior to such meeting, a duly executed proxy card voting such Shareholder’s Subject Shares in favor of approving and adopting the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (or, as applicable, any adjournments or postponements thereof). This proxy and power of attorney is given by such Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Shareholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by a Shareholder with respect to any of the Subject Shares. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement pursuant to Section 7.01.

Section 6.03      Transfer Restrictions. Prior to obtaining the Required Shareholder Vote, each Shareholder shall not, directly or indirectly, (a) sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Subject Shares to any Person other than to any Affiliate (whom it will cause to join to and observe the terms and conditions of this Agreement) or (b) deposit or permit the deposit of any of Subject Shares into a voting trust or enter into a voting agreement, understanding or arrangement or create or permit to exist any lien, adverse claim, charge, security, interest, pledge, option, proxy or any other encumbrance or restriction whatsoever on title, transfer or exercise of any rights of an equityholder with respect to any of Subject Shares (collectively, “Encumbrances”) except for any such Encumbrances that may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law.

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Section 6.04      Additional Shares. If between the date of this Agreement and the Effective Time (a) such Shareholder purchases, acquires the right to vote, or otherwise acquires beneficial ownership of any Common Shares or Preferred Shares or (b) the issued and outstanding Common Shares or Preferred Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Subject Common Shares,” “Subject Preferred Shares” or “Subject Share,” as applicable shall be appropriately adjusted to reflect such purchase, acquisition, stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 6.05      Waiver of Dissenting Shares. Each Shareholder hereby waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the Merger that such Shareholder may have under IBCA.

Section 6.06      Disclosure. Each Shareholder hereby acknowledges that the Company, Parent and Merger Sub may publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and filings with any Governmental Entity whose consents, approvals or waivers are necessary, proper or advisable to consummate the Merger, such Shareholder’s identity and ownership of the Subject Shares and the nature of such Shareholder’s obligations under this Agreement.

Section 6.07      Shareholders Agreement. In connection with the transactions contemplated by this Agreement and the Merger Agreement, concurrently with the Rollover, each Shareholder shall enter into the Shareholders Agreement.

Section 6.08      Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable.

(b)           Each Party shall reasonably cooperate to obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, in connection with obtaining all consents, approvals, authorizations, waivers or exemptions of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, no Party shall be obligated to take or refrain from taking or to agree to it or its Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, including this Agreement) or to suffer to exist any restriction, condition or requirement which, individually or together with all other such actions, restrictions, conditions or requirements, that has had or would reasonably be expected to have a material adverse effect on the operations, business, assets, properties, Liabilities or condition (financial or otherwise) of (i) such Party and its Subsidiaries, taken as a whole, (ii) the Company and its Subsidiaries, taken as a whole, or (iii) Parent and its Subsidiaries, taken as a whole.

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Article VII

TERMINATION

Section 7.01      Termination. This Agreement shall terminate automatically and immediately upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement and (iii) the termination of this Agreement by mutual written consent of the Parties (which, in the case of this clause (iii), has received the prior written consent of the Company).

Section 7.02      Effect of Termination. If this Agreement is terminated as provided in Section 7.01, this Agreement shall become null and void (except that the provisions of (a) this Article VII shall survive any termination of this Agreement and (b) Section 2.03 shall survive any termination of this Agreement contemplated by Section 7.01(a)); provided, that nothing in this Agreement shall relieve any Party from any liability resulting from any willful and material breach of this Agreement or fraud.

Article VIII

MISCELLANEOUS

Section 8.01      Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing that is signed on behalf of all of the Parties and that has received the prior written consent of the Company.

Section 8.02      Waiver. At any time prior to the Effective Time, any of the Parties may:

(a)           extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be;

(b)           waive any inaccuracies in the representations and warranties of the other Party set forth in this Agreement or in any document delivered pursuant to this Agreement; or

(c)           waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing that is signed on behalf of such Party by a duly authorized officer of such Party and that has received the prior written consent of the Company.

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Section 8.03      Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Iowa, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 8.04      Consent to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Iowa District Court for Polk County or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, the United States District Court for the Southern District of Iowa located in Des Moines, Iowa (“Chosen Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Chosen Courts and agrees not to bring any such Action in any other court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Chosen Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final, non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 8.07 or in any other manner permitted by applicable Law.

Section 8.05      Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.05. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 8.06      Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 8.06, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 8.06 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 8.06 before exercising any other right under this Agreement.

Section 8.07      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile (with written confirmation of transmission) or email or (c) two (2) Business Days following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Merger Sub:

c/o Farm Bureau Property & Casualty Insurance Company
5400 University Avenue
West Des Moines, IA 50266
Attention:      Edward G. Parker
Fax:               (515) 225 - 4686
Email:            eparker@ifbf.org

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:      Todd E. Freed
                       Jon A. Hlafter
Facsimile:      (212) 735-2000
Email:            todd.freed@skadden.com
                       jon.hlafter@skadden.com

If to a Shareholder:

At the address of such Shareholder set forth on Schedule 1 hereto.

Section 8.08      Entire Agreement. This Agreement, the Merger Agreement, the schedules and exhibits hereto and thereto and the other documents delivered by the Parties in connection herewith and therewith (including the Company Disclosure Schedule and the Parent Disclosure Schedule) contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 8.09      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be, and the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Merger Sub may assign its rights under this Agreement without such prior written consent to any of its Affiliates; provided, further, that any such assignment shall not relieve such Party of its obligations hereunder.

Section 8.10      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile or other electronic transmission) to the other Parties.

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Section 8.11      Parties in Interest; Third Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies hereunder, except that the Company shall be an express third-party beneficiary of this Agreement and it is acknowledged and agreed that: (i) irreparable damage would occur to the Company and the Company would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach shall be entitled to, (ii) without posting a bond or other undertaking, injunctive or other equitable relief to prevent breaches of this Agreement, the Company shall be entitled to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity, including, subject to the terms of this Agreement and the conditions set forth in Section 3.01, to cause each Shareholder to consummate the Rollover pursuant to this Agreement, (iii) in the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law and (iv) the Parties further agree that (A) by seeking any remedy provided for in this Section, the Company shall not in any respect waive its right to seek any other form of relief that may be available to such Party and (B) nothing contained herein shall require the Company to institute any action for (or limit the Company’s right to institute any action for) specific performance hereunder before exercising any other right. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the Parties in accordance with Section 8.02 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the Parties of risk associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.12      Severability. If any term, provision, covenant or restriction of this Agreement is held by the Chosen Courts or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of this page left intentionally blank]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

5400 Merger Sub, Inc.

By:	/s/ Duane J. Johnson, Jr.
Name: Duane J. Johnson, Jr.
Title: Secretary

Iowa Farm Bureau Federation

By	/s/ Craig D. Hill
Name: Craig D. Hill
Title: President

Farm Bureau Property & Casualty Insurance Company

By	/s/ Duane J. Johnson, Jr.
Name: Duane J. Johnson, Jr.
Title: Secretary

[Signature Page to Rollover Agreement]

Schedule I

Shareholder	Original Common Shares	Original Preferred Shares	Merger Sub Shares to be Received	Notice Address
Iowa Farm Bureau Federation	Class A Common Stock: 14,760,303 Class B Common Stock: 7,619	Series B Preferred Shares: 5,000,000	14,767,922	Iowa Farm Bureau Federation 5400 University Avenue West Des Moines, Iowa 50266 Attention: Edward G. Parker Email: eparker@ifbf.org

Farm Bureau Property & Casualty Insurance Company	Class A Common Stock: 199,016 Class B Common Stock: 2,390	-	201,406	Farm Bureau Property & Casualty Insurance Company 5400 University Avenue West Des Moines, Iowa 50266 Attention: Edward G. Parker Email: eparker@ifbf.org

[Schedule I to Rollover Agreement]

Schedule II

PRO FORMA CAPITALIZATION OF THE SURVIVING CORPORATION

Shareholder	Common Shares	Preferred Shares
Iowa Farm Bureau Federation	14,767,922	Series B Preferred Shares: 5,000,000

Farm Bureau Property & Casualty Insurance Company	9,628,600	-

[Schedule II to Rollover Agreement]